Results of Shareholder Meeting
A  special  meeting of shareholders
of  the  Trust was held on  October
30, 2009.

The  sole  matter voted on  by  the
shareholders of record as of August
31,  2009 the Record Date  was  the
approval   of   a  new   investment
advisory  agreement for  the  Fund.
The  number  of shares  outstanding
for  the Fund as of the Record Date
was 5,038,986.

With  respect  to the  proposal  to
approve the new investment advisory
agreement for each of the Fund, the
results of the vote were as follows

FOR       ABSTAIN        AGAINST
5,033,407 0              0